Exhibit 99.1

KalVista Pharmaceuticals Enters into Non-Dilutive Synthetic Royalty Financing with DRI Healthcare Trust

–Provides up to $184 million investment to support commercial launch of sebetralstat which, if approved, will be the first and only oral on-demand therapy for HAE –

–Strengthens financial position as KalVista establishes global footprint for expected launches in multiple geographies in 2025–

CAMBRIDGE, Mass. & SALISBURY, England – November 4, 2024 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV) (“KalVista”), today announced the closing of a synthetic royalty financing agreement with DRI Healthcare Trust (“DRI”) for up to $179 million, comprised of a $100 million upfront payment, a one-time $22 million optional payment upon U.S. product approval, and up to $57 million in a sales-based milestone payment. The proceeds of this transaction will be used to fund the commercialization of sebetralstat, which, if approved, is expected to be the first approved oral on-demand therapy to treat hereditary angioedema (“HAE”). KalVista has a New Drug Application for sebetralstat under review by the U.S. Food and Drug Administration (the “FDA”) with a Prescription Drug User Free Act (“PDUFA”) target action date of June 17, 2025.

DRI has also indicated an interest in investing up to $5 million in KalVista’s common stock in a private placement transaction. However, this indication of interest is not binding agreement or commitment to purchase KalVista’s common stock and DRI may decide to purchase more, less or no shares of KalVista’s common stock and KalVista may decide to not sell shares of its common stock to DRI.

“This financing arrangement is a pivotal step for KalVista, enabling us to continue building a global commercial organization ahead of the potential U.S. launch of sebetralstat in June 2025,” said Ben Palleiko, Chief Executive Officer of KalVista. “Moving forward, we are well-positioned to achieve long-term sustainable growth as we focus on delivering a potentially transformative treatment for people living with HAE. We appreciate DRI’s confidence in KalVista and sebetralstat to make this their first pre-approval investment.”

“Our royalty investment reflects DRI’s research-driven belief that sebetralstat has the potential to be the foundational treatment for all people living with HAE. We are excited to support the KalVista team’s continued transformation toward a commercial organization at this important stage,” said Navin Jacob, Chief Investment Officer of DRI.

“Acquiring a synthetic royalty on such a high-quality asset like sebetralstat showcases DRI’s willingness to develop partnerships with companies like KalVista who are seeking to meaningfully improve patients’ lives,” said Ali Hedayat, Acting Chief Executive Officer of DRI.

Synthetic Royalty Financing Terms

Under the terms of the synthetic royalty financing agreement, KalVista will immediately receive $100 million and be obligated to pay DRI a tiered royalty of 5.00% of annual global net sales up to and including $500 million, 1.10% of annual global net sales above $500 million and up to and including $750 million, and 0.25% of annual global net sales above $750 million. KalVista is entitled to a potential one-time sales-based milestone payment of $50 million if annual global net sales of sebetralstat meet or exceed $550 million in any calendar year before January 1, 2031.

If sebetralstat is approved prior to October 1, 2025, KalVista will have the option to receive a one-time payment of $22 million. If KalVista chooses to receive this optional payment, the royalty rate on net sales up to and including $500 million will increase from 5.00% to 6.00%, and the sales-based milestone amount will increase from $50 million to $57 million.

Jefferies LLC acted as exclusive financial advisor to KalVista on the synthetic royalty financing.

About Sebetralstat

Discovered and developed entirely by the scientific team at KalVista, sebetralstat is a novel, investigational oral plasma kallikrein inhibitor for the on-demand treatment of HAE. Sebetralstat received Fast Track and Orphan Drug Designations from the FDA, as well as Orphan Drug Designation and an approved Pediatric Investigational Plan from the European Medicines Agency (“EMA”).

About Hereditary Angioedema

HAE is a rare genetic disease resulting in deficiency or dysfunction in the C1 esterase inhibitor (“C1INH”) protein and subsequent uncontrolled activation of the kallikrein-kinin system. People living with HAE experience painful and debilitating attacks of tissue swelling in various locations of the body that can be life-threatening depending on the location affected. All currently approved on-demand treatment options require either intravenous or subcutaneous administration.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a global pharmaceutical company whose mission is to develop and deliver life-changing oral medicines for people affected by rare diseases with significant unmet need. Sebetralstat, KalVista’s novel, investigational candidate for the oral, on-demand treatment of hereditary angioedema, is under regulatory review by the FDA with a PDUFA goal date of June 17, 2025. In addition, KalVista has completed marketing authorization application (“MAA”) submissions for sebetralstat to the EMA as well as regulatory authorities in the United Kingdom, Switzerland, Australia, and Singapore, and KalVista anticipates filing a MAA in Japan in late 2024.

For more information about KalVista, please visit www.kalvista.com or follow on social media at @KalVista and LinkedIn.

About DRI Healthcare Trust

DRI is managed by DRI Capital Inc. (“DRI Healthcare”), a pioneer in global pharmaceutical royalty monetization. Since its initial public offering in 2021, the Trust has deployed more than US$1.0 billion, acquiring more than 25 royalties on 20-plus drugs, including Eylea, Orserdu, Omidria, Spinraza, Stelara, Vonjo, Zejula and Zytiga. DRI’s units are listed and trade on the Toronto Stock Exchange in Canadian dollars under the symbol “DHT.UN” and in U.S. dollars under the symbol “DHT.U”. To learn more, visit drihealthcare.com or follow DRI on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what KalVista expects. Examples of forward-looking statements include, among others, the potential and timing of royalty payments, the potential timing of an equity investment in KalVista’s common stock, expectations regarding KalVista’s regulatory submissions, the anticipated royalty income and anticipated sales of products underlying such royalties, timing or outcomes of communications with the FDA, the success of any efforts to commercialize sebetralstat, and the ability of sebetralstat and other candidates in development to treat HAE or other diseases. Further information on potential risk factors that could affect KalVista’s business and financial results are detailed in its filings with the Securities and Exchange Commission, including in its annual report on Form 10-K for the year ended April 30, 2024, its quarterly reports on Form 10-Q, and its other reports that KalVista may make from time to time with the Securities and Exchange Commission. KalVista undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Jenn Snyder

Vice President, Corporate Affairs

(617) 448-0281

jsnyder@kalvista.com

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com